Exhibit 99.1

Integrated Circuit Systems, Inc.

Corporate Headquarters

2435 Boulevard of the Generals

Norristown, PA 19403

Phone: 610-630-5300

Fax: 610-630-5399

Web Site: http://www.icst.com

Company Contact:

Justine Lien, CFO

Integrated Circuit Systems, Inc.

610-630-5300

INTEGRATED CIRCUIT SYSTEMS, INC. REPORTS FISCAL YEAR 2003

Revenues up 32% and Operating Income up 55% Year over Year

Norristown, PA—July 29, 2003—Integrated Circuit Systems, (Nasdaq: ICST), today announced results for the fourth quarter and fiscal year ended June 28, 2003. Financial performance for the quarter and the year were strong with the company slightly exceeding guidance given in April 2003 for the quarter and growing yearly revenue 32% from fiscal year 2002. Compared to the previous quarter, gross margin grew 140 basis points, which contributed to an operating margin of 29.4% and an EPS of $0.23.

($Millions, except EPS)

	Q4 FY 2003	Q4 FY 2002	Y-Y GROWTH	Q3 FY 2003	Q-Q GROWTH
Revenue	$61.1	$55.1	11%	$60.9	—

Gross Margin	$37.2	$33.2	12%	$36.1	3%

Operating Income	$17.9	$12.5	44%	$17.9	—

Fully Diluted EPS	$0.23	$0.17	34%	$0.22	5%

Shipments to the games console, set-top box and ADSL markets contributed to the marginal revenue increase from last quarter and offset the normal seasonal decline in PC clock demand.

Breakdown of revenue in our key markets is as follows.

Revenues

	Q4 FY2003 % of revenue	Q4 FY2002 % of revenue	Y-Y Growth	Q3 FY2003 % of revenue	Q-Q Growth
PC	44%	44%	12%	48%	-7%

Digital Consumer	16%	18%	—	15%	10%

Communications	30%	29%	12%	28%	5%

Military	10%	9%	18%	9%	8%

Gross margin for the June 2003 quarter was 60.8% compared to 59.4% in the March 2003 quarter and 60.2% in June 2002 quarter. The gross margin expanded sequentially as product mix shifted to higher margin digital consumer and communications products. Operating expenses grew slightly as the company continued to invest in technical expertise in engineering, marketing and direct sales. Other Income for the quarter included gains from a partial sale of the company’s ownership in Maxtek Technologies bringing total ownership down to 5%. Net income for the quarter was $16.2 million and earnings per share of $0.23 for the June 2003 quarter versus $11.7 million and $0.17 earnings per share for the same period last year and $15.3 million and $0.22 earnings per share for the prior period.

Hock Tan, President and CEO said, “This has been a tremendous growth year for ICS as we have increased our revenues by penetrating new markets with our technology. Earnings year over year have grown faster than revenue as we continue to improve our operating model.”

“We did well in the DDR and games console markets in fiscal 2003 and are well positioned with design wins in multiple end markets such as digital still cameras, servers, storage area networks, and 10 gigabit networking. These areas of penetration will help ICS continue to grow in fiscal 2004.”

($Millions, except EPS)

	FY 2003	FY2002(1)	Y-Y GROWTH
Revenue	$241.8	$182.7	32%

Gross Margin	$144.1	$107.6	34%

Operating Income	$70.0	$45.2	55%

Fully Diluted EPS	$0.87	$0.60	45%

(1) FY2002 information (other than revenue) is presented on a pro forma basis to exclude certain special charges relating to an acquisition. See reconciliation to comparable GAAP financial measures below.

The company reported revenues of $241.8 million for fiscal year 2003, a 32% increase in revenue based on growth in all our markets, PC, Digital Consumer, Communications and Military. Gross margin for the year was 59.6% versus 58.2% last fiscal year, as the product mix shifted toward higher margin markets and a continuing effort to decrease material cost. Operating Income grew 55% year over year as operating expense control remains a priority. Net Income for fiscal 2003 was $61.1 million and earnings per share of $0.87 versus proforma net income of $41.9 million and $0.60 earnings per share, a 45% increase year over year.

Fourth Quarter Fiscal 2003 Conference Call

ICS will host a conference call to discuss the earnings results for the fourth quarter and fiscal year 2003 at 8:30 a.m. EDT on Tuesday, July 29, 2003. The company will also discuss its strategic direction and market conditions. Any interested parties are invited to listen to the conference call by dialing (877) 405-3430 or (706) 634-6397 for international callers. The call will also be broadcast via the Internet and can be accessed from ICS’s corporate website at the address www.icst.com.

About ICS

Integrated Circuit Systems, Inc. is a leader in the design, development and marketing of silicon timing devices for communications, networking, computing and digital multimedia applications. The Company is headquartered in Norristown, PA, with key facilities in San Jose, CA; Tempe, AZ; Worcester, MA and Singapore.

Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company’s financial results can be found in the Company’s Form 10-K filed on September 11, 2002.

INTEGRATED CIRCUIT SYSTEMS, INC.

CONSOLIDATED OPERATING RESULTS

	Unaudited Three Months Ended			Twelve Months Ended
	June 28, 2003	June 29, 2002	Mar. 29, 2003	June 28, 2003	June 29, 2002
(In thousands)
REVENUES	$61,094	$55,125	$60,853	$241,762	$182,654
Cost of sales	23,934	21,944	24,709	97,665	76,304

Gross Margin	37,160	33,181	36,144	144,097	106,350

Expenses:
Research and development	9,213	8,662	8,772	35,006	29,239
Selling, general and administrative	9,181	11,093	8,678	34,957	30,720
In process research and development	—	—	—	—	2,900
Deferred compensation	243	472	244	1,781	1,433
Amortization of intangibles	575	500	575	2,300	1,000

	19,212	20,727	18,269	74,044	65,292

Operating income	17,948	12,454	17,875	70,053	41,058

Other income (expense)	789	(90)	28	1,488	2,092

Income before income taxes	18,737	12,364	17,903	71,541	43,150

Income taxes	2,576	632	2,626	10,465	5,372

Net income	$16,161	$11,732	$15,277	$61,076	$37,778

Pro forma net income	$16,161	$11,732	$15,277	$61,076	$41,930

Basic EPS
Net income (1)	$0.23	$0.18	$0.22	$0.90	$0.63

Diluted EPS
Net income (1)	$0.23	$0.17	$0.22	$0.87	$0.60

Weighted Shares
Basic	68,968	66,858	68,155	67,898	66,500
Diluted	71,737	69,978	70,879	70,564	70,192

Supplemental operating results:
Capital expenditures	$3,018	$680	$776	$5,722	$3,428
Depreciation and amortization	$2,049	$2,067	$2,050	$8,583	$6,912

(1) FY2002 net income per share is provided on a pro forma basis, removing certain non-recurring acquisition items relating to the purchase of MicroNetworks Corporation.

INTEGRATED CIRCUIT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, excluding Other Financial Data)	June 28, 2003	June 29, 2002
ASSETS
Current Assets:
Cash and marketable securities	$123,038	$110,521
Accounts receivable, net	31,501	28,741
Inventory, net	15,822	18,556
Deferred and prepaid taxes	17,397	7,972
Other current assets	11,151	13,705

Total current assets	198,909	179,495

Property and equipment, net	16,731	18,324
Long term investments	30,000	—
Investment in Maxtek Technologies	2,000	4,000
Intangibles	30,100	32,400
Goodwill	39,230	41,575
Other assets, net	289	598

Total assets	$317,259	$276,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term obligations	$10,059	$13,744
Accounts payable	10,836	11,416
Accrued expenses and other current liabilities	12,378	25,272

Total current liabilities	33,273	50,432

Long-term debt, less current portion	—	28,514
Other long term liabilities	12,477	13,475

Total liabilities	45,750	92,421

Shareholders’ Equity:
Common stock	713	678
Additional paid in capital	259,114	227,531
Retained earnings/(accumulated deficit)	28,625	(32,451)
Deferred compensation	(731)	(3,988)
Treasury stock	(16,212)	(7,799)

Total shareholders’ equity	271,509	183,971

Total liabilities and shareholders’ equity	$317,259	$276,392

OTHER FINANCIAL DATA:
Days sales outstanding	47	47
Inventory turns	5.4	4.7

INTEGRATED CIRCUIT SYSTEMS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Supplemental Financial Information

Reconciliation of Gross Margin to Pro Forma Gross Margin

(in thousands)

(unaudited)

	Twelve Months Ended
	June 28, 2003	June 29, 2002
Gross margin	$144,097	$106,350
Add: Inventory step up	—	1,252

Pro forma gross margin	$144,097	$107,602

Reconciliation of Operating Income to Pro Forma Operating Income

(in thousands)

(unaudited)

	Twelve Months Ended
	June 28, 2003	June 29, 2002
Operating income	$70,053	$41,058
Add: Inventory step up	—	1,252
Add: In-process research and development expenses	—	2,900

Pro forma operating income	$70,053	$45,210

Reconciliation of Net Income to Pro Forma Net Income and Diluted Pro Forma EPS:

(in thousands)

(unaudited)

	Twelve Months Ended
	June 28, 2003	June 29, 2002
Net income	$61,076	$37,778
Add: Inventory step up	—	1,252
Add: In-process research and development expenses	—	2,900

Pro forma net income	$61,076	$41,930

Diluted EPS:
Diluted net income	$0.87	$0.54
Diluted pro forma net income	0.87	0.60
Diluted weighted shares	70,564	70,192